Exhibit 23.1

Consent of Independent Auditors

The Board of Trustees

Universal Health Realty Income Trust:

We consent to the incorporation by reference in the registration statements (Nos. 333-143944 and 333-57815) on Form S-8 and in registration statements (Nos. 333-185092, 333-81763) on Form S-3 of Universal Health Realty Income Trust of our report dated December 20, 2012, with respect to the Statement of Revenue and Certain Operating Expenses of Peacehealth Medical Clinic for the year ended March 31, 2011, which report appears in the March 11, 2013 Form 8-K/A of Universal Health Realty Income Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 11, 2013